(LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL)

          157267.001(B&F)                                     EXHIBIT F-2











                                             December 1, 1995


          Securities and Exchange Commission
          450 Fifth Street, NW
          Washington, DC  20549

                    Re:  General Public Utilities Corporation
                         SEC File No. 70-7670

          Ladies and Gentlemen:

                    We have examined Post-Effective Amendment No. 1 to the Declaration on Form U-1, dated September 14, 1995, under the Public Utility Holding Company Act of 1935 (the "Act"), of General Public Utilities Corporation ("GPU"), docketed in SEC
          File No. 70-7670, and as about to be amended by Post-Effective Amendment No. 2 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and as thus to be amended by Post-Effective Amendment No. 2 is hereinafter referred to as the "Declaration".) The Declaration contemplates the issuance and sale by GPU from time to time through December 31, 2000 of up to an additional 2,500,000 shares of its common stock, par value $2.50 per share (the "Additional Common Stock"), to stockholders pursuant to a Dividend Reinvestment and Stock Purchase Plan (the "Plan").

                    We have been Pennsylvania counsel to GPU, a Pennsylvania corporation, for many years. In such capacity and as counsel to GPU's subsidiary, Pennsylvania Electric Company ("Penelec"), we have participated in various proceedings relating to GPU and Penelec, and we are familiar with the corporate records of GPU and the terms of the outstanding securities of GPU and Penelec. We have also examined such other instruments, agreements and other documents and made such further investigation as we have deemed necessary as a basis for this opinion.





          Securities and Exchange Commission
          December 1, 1995
          Page 2


                    Based upon the foregoing, we are of the opinion, insofar as matters of Pennsylvania law are concerned, that GPU is validly organized and duly existing under the laws of the Commonwealth of Pennsylvania and when (a) the Commission shall have issued an order permitting the Declaration to become effective forthwith, (b) shares of Additional Common Stock shall have been duly issued and paid for as provided in GPU's Registration Statement on Form S-3, as amended (Registration No. 33-30765), and (c) all action necessary under state "Blue Sky" laws to permit the offering and sale of the Additional Common Stock pursuant to the Plan shall have been completed:

                    1. All Pennsylvania laws applicable to the proposed transactions will have been complied with;

                    2. The Additional Common Stock issued under the Plan will be validly issued, fully paid and non-assessable and will be entitled to the rights and privileges appertaining thereto as set forth in GPU's Articles of Incorporation, as amended; and

                    3. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by GPU or Penelec or any subsidiary of Penelec.

                    We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.


                                        Very truly yours,


                                        Ballard Spahr Andrews & Ingersoll